Exhibit 99.5

CONCENTRIX UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The Concentrix Unaudited Pro Forma Condensed Combined Financial Statements, which are referred to herein as the Unaudited Pro Forma Financial Statements, presented below are derived from the historical consolidated financial statements of Concentrix Corporation (“Concentrix”) and Marnix Lux SA, a public limited liability company (société anonyme) incorporated under the laws of the Grand Duchy of Luxembourg (“Webhelp Parent”). The Unaudited Pro Forma Financial Statements are prepared as a business combination and Concentrix has been treated as the acquirer in the combination for accounting purposes. The unaudited pro forma condensed combined statements of operations have been prepared as if Concentrix’ combination with Webhelp Parent had been completed on December 1, 2021, and the unaudited pro forma condensed combined balance sheet has been prepared as if Concentrix’ combination with Webhelp Parent had been completed on May 31, 2023.

The Unaudited Pro Forma Financial Statements are developed from and should be read in conjunction with: (a) the unaudited consolidated financial statements of Concentrix contained in its Quarterly Report on Form 10-Q for the quarterly period ended May 31, 2023, which was filed with the Securities and Exchange Commission (“the SEC”) on July 7, 2023 (the “Concentrix Second Quarter 2023 10-Q”); (b) the audited consolidated financial statements of Concentrix contained in its Annual Report on Form 10-K for the year ended November 30, 2022, which was filed with the SEC on January 27, 2023 (the “Concentrix 2022 10-K”); (c) the audited consolidated financial statements of Webhelp Parent as of December 31, 2022 and 2021 and for each of the years then ended (which include unaudited financial information for the year ended December 31, 2020), which were included in our 8-K filed with the SEC on July 17, 2023 (the “Concentrix 8-K”); and (d) the unaudited consolidated financial statements of Webhelp Parent as of March 31, 2023 and for the three months ended March 31, 2023 and 2022, which were included in the Concentrix 8-K.

The Concentrix column in the unaudited pro forma condensed combined statement of operations for the year ended November 30, 2022 was derived from the audited consolidated financial statements of Concentrix included in the Concentrix 2022 10-K. The Concentrix column in the unaudited pro forma condensed combined statement of operations for the six months ended May 31, 2023 was derived from the unaudited consolidated financial statements of Concentrix included in the Concentrix Second Quarter 2023 10-Q. The Webhelp Parent column in the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2022 was derived from the audited consolidated financial statements of Webhelp Parent, which were included in the Concentrix 8-K. The Webhelp Parent column in the unaudited pro forma condensed combined statements of operations for the six months ended March 31, 2023 was derived from the unaudited consolidated financial statements of Webhelp Parent for the three months ended March 31, 2023, which were included in the Concentrix 8-K, combined with the unaudited consolidated financial information of Webhelp Parent for the three months ended December 31, 2022.

Concentrix and Webhelp Parent have different fiscal years. Concentrix’ fiscal year ends on November 30, whereas Webhelp Parent’s fiscal year ends on December 31. The unaudited pro forma condensed combined balance sheet and statements of operations have been prepared utilizing period ends that differ by less than 93 days, as permitted by Rule 11-02 of Regulation S-X. The unaudited pro forma condensed combined balance sheet as of May 31, 2023 combines Concentrix’ balance sheet as of May 31, 2023 with the Webhelp Parent balance sheet as of March 31, 2023. The unaudited pro forma condensed combined statement of operations for the year ended November 30, 2022 combines Concentrix’ statement of operations for the year ended November 30, 2022 with Webhelp Parent’s statement of operations for the year ended December 31, 2022. The unaudited pro forma condensed combined statement of operations for the six months ended May 31, 2023 combines Concentrix’ statement of operations for the six months ended May 31, 2023 with Webhelp Parent’s statement of operations for the six months ended March 31, 2023, which is prepared based on Webhelp Parent’s unaudited statement of operations for the three months ended March 31, 2023 combined with the Webhelp Parent’s unaudited statement of operations for the three months ended December 31, 2022.

The historical financial statements of Concentrix have been prepared in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”) and in its reporting currency of U.S. dollars. The historical financial statements of Webhelp Parent have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”) and in its reporting currency of euros. The historical financial statements of Webhelp Parent have been adjusted to give effect to the differences between U.S. GAAP and IFRS and to translate to U.S. dollars for the purposes of the unaudited pro forma condensed combined financial information.

As of the date of these Unaudited Pro Forma Financial Statements, Concentrix has not completed the detailed valuation studies necessary to arrive at final estimates of the fair value of Webhelp Parent’s assets to be acquired and the liabilities to be assumed and the related allocations of purchase price, nor has it identified all adjustments necessary to conform Webhelp Parent to Concentrix’ accounting policies. As indicated in Note 4 to the Unaudited Pro Forma Financial Statements, based on information currently available, Concentrix has made certain adjustments to the historical book values of the assets and liabilities of Webhelp Parent to reflect preliminary estimates of fair values necessary to prepare the Unaudited Pro Forma Financial Statements, with the excess of the purchase price over the adjusted historical net assets of Webhelp Parent recorded as goodwill. Actual results may differ from these Unaudited Pro Forma Financial Statements once the combination is completed and Concentrix has determined the final purchase price for Webhelp Parent, has completed the valuation studies necessary to finalize the required purchase price allocations and has identified any additional conforming accounting policy changes for Webhelp Parent. There can be no assurance that such finalization will not result in material changes.

The Unaudited Pro Forma Financial Statements have been prepared to include proforma adjustments, which include transaction accounting adjustments that give effect to the Transaction (as defined below) and the incurrence of indebtedness to finance the Transaction.

The pro forma financial information has been prepared by Concentrix only for illustrative and informational purposes, in accordance with Regulation S-X Article 11, Pro Forma Financial Information, as amended by the final rule, “Amendments to Financial Disclosures About Acquired and Disposed Businesses,” as adopted by the SEC on May 21, 2020 (“Article 11”). The pro forma financial information, based on various adjustments and assumptions, is provided for illustrative purposes only and is not necessarily indicative of what Concentrix’ consolidated statements of operations or consolidated statement of financial condition actually would have been had the Transaction, the incurrence of indebtedness to finance the Transaction, and the issuance of the Closing Shares (as defined below) been completed as of the dates presented or will be for any future periods. The Unaudited Pro Forma Financial Statements do not purport to project the future financial position or operating results of Concentrix following the completion of the Transaction and do not include the realization of cost savings from operating efficiencies, revenue synergies or other integration costs expected to result from the Transaction. The pro forma financial information does not include adjustments to reflect any potential synergies or dis-synergies cost in connection with the Transaction.

CONCENTRIX CORPORATION
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
(currency in thousands)

	Historical
	May 31, 2023	March 31, 2023
	Concentrix	Webhelp Parent Reclassified and in U.S. GAAP (Note 5D)	Pro forma adjustments	Note	Pro forma combined
ASSETS
Current assets:
Cash and cash equivalents	$152,896	$160,452	$89,415	(5A)	$402,763
Accounts receivable, net	1,394,012	523,183	—		1,917,195
Other current assets	205,149	452,250	—		657,399
Total current assets	1,752,057	1,135,885	89,415		2,977,357
Property and equipment, net	394,464	303,411	—		697,875
Goodwill	2,903,594	2,302,146	(2,302,146)	(5B)	5,079,529
			2,175,935	(5B)
Intangible assets, net	910,784	829,821	(829,821)	(5C)	3,117,784
			2,207,000	(5C)
Deferred tax assets	44,892	12,477	—		57,369
Other assets	554,214	338,635	—		892,849
Total assets	$6,560,005	$4,922,375	$1,340,383		$12,822,763

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$148,679	$138,604	$—		$287,283
Current portion of long-term debt	—	13,381	(3,510)	(3),(4),(5A)	9,871
Accrued compensation and benefits	418,221	181,709	—		599,930
Other accrued liabilities	399,539	530,559	82,500	(5E)	1,012,598
Income taxes payable	41,045	31,385	(17,250)	(5E)	55,180
Total current liabilities	1,007,484	895,638	61,740		1,964,862
Long-term debt, net	2,130,960	1,898,866	2,150,000	(5A)	5,294,376
			294,702	(5A)
			(16,500)	(5A)
			727,650	(3)
			(1,920,034)	(3),(4),(5A)
			28,732	(4)
Other long-term liabilities	490,120	357,448	74,571	(3)	922,139
Deferred tax liabilities	77,179	152,179	373,816	(5F)	603,174
Total liabilities	3,705,743	3,304,131	1,774,677		8,784,551

Stockholders’ equity:
Preferred stock	—	—	—		—
Common stock	5	14,829	(14,829)	(5G)	6
			1	(3)
Additional paid-in capital	2,459,234	1,445,730	(1,445,730)	(5G)	3,711,802
			1,252,568	(3)
Treasury stock	(214,172)	—	—		(214,172)
Retained earnings	912,204	14,948	(14,948)	(5G)	842,351
			(4,603)	(5A)
			(65,250)	(5E)
Accumulated other comprehensive loss	(303,009)	141,503	(141,503)	(5G)	(303,009)
Non-controlling interests	—	1,234	—		1,234
Total stockholders’ equity	2,854,262	1,618,244	(434,294)		4,038,212
Total liabilities and stockholders’ equity	$6,560,005	$4,922,375	$1,340,383		$12,822,763

The accompanying notes are an integral part of the Unaudited Pro Forma Condensed Combined Financial Statements.

CONCENTRIX CORPORATION
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
(currency and share amounts in thousands, except per share amounts)

	Historical
	Six months ended
	May 31, 2023	March 31, 2023
	Concentrix	Webhelp Parent Reclassified and in U.S. GAAP (Note 5D)	Pro forma adjustments	Note	Pro forma combined	Note
Revenue	$3,251,110	$1,423,251	$—		$4,674,361
Cost of revenue	2,089,724	921,786	—		3,011,510
Gross profit	1,161,386	501,465	—		1,662,851
Selling, general and administrative expenses	842,773	381,927	132,625	(5C)	1,357,325
Operating income	318,613	119,538	(132,625)		305,526
Interest expense and finance charges, net	81,203	59,252	25,591	(5H)	166,046
Other expense (income), net	13,097	4,431	—		17,528
Income before income taxes	224,313	55,855	(158,216)		121,952
Provision for income taxes	57,593	18,387	(44,457)	(5I)	31,523
Net income before non-controlling interest	166,720	37,468	(113,759)		90,429
Less: Net income attributable to non-controlling interest	—	109	—		109
Net income attributable to Concentrix Corporation	$166,720	$37,359	$(113,759)		$90,320

Earnings per common share:
Basic	$3.20				$1.35	(5J)
Diluted	$3.18				$1.34	(5J)
Weighted-average common shares outstanding:
Basic	51,165				66,027	(5J)
Diluted	51,457				66,319	(5J)

The accompanying notes are an integral part of the Unaudited Pro Forma Condensed Combined Financial Statements.

CONCENTRIX CORPORATION
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
(currency and share amounts in thousands, except per share amounts)

	Historical
	Twelve months ended
	November 30, 2022	December 31, 2022
	Concentrix	Webhelp Parent Reclassified and in U.S. GAAP (Note 5D)	Pro forma adjustments	Note	Pro forma combined	Note
Revenue	$6,324,473	$2,618,656	$—		$8,943,129
Cost of revenue	4,067,210	1,687,408	—		5,754,618
Gross profit	2,257,263	931,248	—		3,188,511
Selling, general and administrative expenses	1,617,071	723,495	210,102	(5C)	2,633,168
			82,500	(5E)
Operating income	640,192	207,753	(292,602)		555,343
Interest expense and finance charges, net	70,076	87,750	81,618	(5H)	239,444
Other expense (income), net	(34,887)	59,370	—		24,483
Income before income taxes	605,003	60,633	(374,220)		291,416
Provision for income taxes	169,363	19,368	(97,396)	(5I)	91,335
Net income before non-controlling interest	435,640	41,265	(276,824)		200,081
Less: Net income attributable to non-controlling interest	591	(200)	—		391
Net income attributable to Concentrix Corporation	$435,049	$41,465	$(276,824)		$199,690

Earnings per common share:
Basic	$8.34				$2.98	(5J)
Diluted	$8.28				$2.96	(5J)
Weighted-average common shares outstanding:
Basic	51,353				66,215	(5J)
Diluted	51,740				66,602	(5J)

The accompanying notes are an integral part of the Unaudited Pro Forma Condensed Combined Financial Statements.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
(except for per share amounts and as otherwise stated, currency and share amounts in thousands)

NOTE 1—BACKGROUND AND BASIS OF PRESENTATION

On March 29, 2023, Concentrix and OSYRIS S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated under the laws of the Grand Duchy of Luxembourg and a direct wholly owned subsidiary of Concentrix (“Purchaser”), entered into a binding put option letter agreement (the “Put Option”) with certain stockholders (the “Beneficiaries”) of Webhelp Parent and the parent company of Webhelp SAS (“Webhelp”). Pursuant to the Put Option, Concentrix and Purchaser committed to acquire (the “Offer”) all of the issued and outstanding capital stock of Webhelp Parent (the “Shares”) from the holders of Webhelp Parent (the “Sellers”), subject to the terms and conditions of the Share Purchase and Contribution Agreement. On June 12, 2023, Concentrix, the Purchaser, the Beneficiaries and Webhelp Parent entered into the Share Purchase and Contribution Agreement.

Subject to the terms and conditions of the Share Purchase and Contribution Agreement, Purchaser will acquire (directly and further to a contribution by Concentrix) all of the Sellers’ Shares. The aggregate consideration for the acquisition of the Shares will consist of:

●	€500,000 in cash, subject to adjustment as set forth in the Share Purchase and Contribution Agreement (the “Closing Cash Payment”);

●
a note issued by Concentrix in execution of a delegation of payment by Purchaser to Concentrix of a portion of the consideration for the Acquired Shares (as defined below) (the “Sellers’ Note” and, together with the Closing Cash Payment, the “Cash Purchase Price”) in the aggregate principal amount of €700,000, with a term of two years and bearing interest at a rate of 2% per annum;

●	14,861.885 shares (the “Closing Shares”) of common stock, par value $0.0001 per share, of Concentrix (the “Concentrix common stock”); and

●
the contingent right to earn an additional 750 shares of Concentrix common stock (the “Earnout Shares”) if certain conditions set forth in the Share Purchase and Contribution Agreement occur, including the share price of Concentrix common stock reaching $170.00 per share within seven years from the closing of the Transaction (as defined below) (the “Closing Date”) (based on daily volume weighted average prices measured over a specified period).

On the Closing Date, (i) Purchaser will purchase certain of the Sellers’ Shares (the “Acquired Shares”) in exchange for the Cash Purchase Price, (ii) certain Sellers will contribute certain of their Shares (the “Contributed Shares”) to Concentrix in exchange for the Closing Shares, (iii) the Sellers will transfer and exchange certain of their Shares (the “Exchanged Shares”) to Purchaser in exchange for the contingent right to earn the Earnout Shares, (iv) Concentrix will execute and deliver the Sellers’ Note to the Sellers party thereto, and (v) Concentrix will transfer to Purchaser the Contributed Shares (collectively, and together with the other transactions contemplated by the Share Purchase and Contribution Agreement, the “Transaction”). As a result of the Transaction, Purchaser will hold all of the share capital and voting rights of Webhelp Parent on a fully diluted basis, and Webhelp Parent will become a wholly owned subsidiary of Purchaser, which in turn is a wholly owned subsidiary of Concentrix.

See Note 3 for additional details related to the estimated purchase consideration.

To finance the Transaction and repay certain indebtedness of Webhelp Parent, Concentrix obtained long-term financing commitments of $5,290,000 in the aggregate (See Note 5A).

NOTE 2—BASIS OF PRO FORMA PRESENTATION

The Unaudited Pro Forma Financial Statements are derived from the historical consolidated financial statements of Concentrix and Webhelp Parent. The Unaudited Pro Forma Financial Statements are prepared as a business combination using the acquisition method, and Concentrix has been treated as the acquirer for accounting purposes. The unaudited pro forma condensed combined statements of operations have been prepared as if Concentrix’ combination with Webhelp Parent had been completed on December 1, 2021, and the unaudited pro forma condensed combined balance sheet has been prepared as if Concentrix’ combination with Webhelp Parent had been completed on May 31, 2023.

As of the date of these Unaudited Pro Forma Financial Statements, Concentrix has not performed the detailed valuation studies necessary to arrive at the final estimates of the fair value of the Webhelp Parent assets to be acquired, the liabilities to be assumed and the related allocations of purchase price. As indicated in Note 5 to the Unaudited Pro Forma Financial Statements, Concentrix has made certain adjustments to the historical book values of the assets and liabilities of Webhelp Parent to reflect preliminary estimates of fair value necessary to prepare the Unaudited Pro Forma Financial Statements, with the excess of the purchase price over the adjusted historical net assets of Webhelp Parent, recorded as goodwill. Actual results may differ from these Unaudited Pro Forma Financial Statements once the Transaction is completed and Concentrix has determined the final purchase price for Webhelp Parent and has completed the valuation studies necessary to finalize the required purchase price allocations and identified any additional conforming accounting policy changes for Webhelp Parent. There can be no assurance that such finalization will not result in material changes.

The Unaudited Pro Forma Financial Statements have been prepared to include proforma adjustments, which include transaction accounting adjustments that give effect to the Transaction and the incurrence of indebtedness to finance the Transaction.

These Unaudited Pro Forma Financial Statements are presented for illustrative purposes only and do not give effect to any cost savings from operating efficiencies, revenue synergies or costs for the integration of Concentrix and Webhelp Parent’s operations. In addition, the Unaudited Pro Forma Financial Statements do not purport to represent what the actual consolidated results of operations of Concentrix would have been had the combination with Webhelp Parent occurred on the dates assumed, nor are they necessarily indicative of future consolidated results of operations or consolidated financial position. Although Concentrix projects that significant cost savings will result from the combination, there can be no assurance that these cost savings will be achieved. Any restructuring or integration costs will be expensed in the appropriate accounting periods after completion of the Transaction.

Accounting periods presented

Concentrix and Webhelp Parent have different fiscal years. Concentrix’ fiscal year ends on November 30, whereas Webhelp Parent’s fiscal year ends on December 31. The unaudited pro forma condensed combined balance sheet and statements of operations have been prepared utilizing period ends that differ by less than 93 days, as permitted by Rule 11-02 of Regulation S-X. The unaudited pro forma condensed combined balance sheet as of May 31, 2023 is presented as if the Transaction and issuance of the Closing Shares to the Webhelp Parent stockholders had occurred on May 31, 2023 and combines Concentrix’ balance sheet as of May 31, 2023 with Webhelp Parent’s balance sheet as of March 31, 2023. The unaudited pro forma condensed combined statement of operations for the year ended November 30, 2022 combines Concentrix’ statement of operations for the year ended November 30, 2022 with Webhelp Parent’s statement of operations for the year ended December 31, 2022. The unaudited pro forma condensed combined statement of operations for the six months ended May 31, 2023 combines Concentrix’ unaudited statement of operations for the six months ended May 31, 2023 with Webhelp Parent’s unaudited statement of operations for the six months ended March 31, 2023 which is prepared based on Webhelp Parent’s unaudited statement of operations for the three months ended March 31, 2023 combined with the Webhelp Parent’s unaudited statement of operations for the three months ended December 31, 2022.

Conforming accounting policies

Certain reclassifications have been made to Webhelp Parent’s historical financial statements to conform to the presentation used in Concentrix’ historical financial information. Such reclassifications had no effect on Webhelp Parent’s previously reported financial position or results of operations. The pro forma financial data may not reflect all reclassifications necessary to conform Webhelp Parent’s presentation to that of Concentrix due to limitations on the availability of information as of the date of the Unaudited Pro Forma Financial Statements. Upon completion of the Transaction, Concentrix will review Webhelp Parent’s accounting policies. As a result of that review, Concentrix may identify differences between the accounting policies of the two companies that, when conformed, could have a material impact on the combined financial statements. At this time, Concentrix is not aware of any differences that would have a material impact on the combined financial statements, and therefore, the Unaudited Pro Forma Financial Statements assume there are no differences in accounting policies.

The historical financial statements of Concentrix have been prepared in accordance with U.S. GAAP and in its reporting currency of U.S. dollars. The historical financial statements of Webhelp Parent have been prepared in accordance with IFRS and in its reporting currency of euros. The historical financial statements of Webhelp Parent have been adjusted to give effect to the differences between U.S. GAAP and IFRS and to translate to U.S. dollars for the purposes of the unaudited pro forma condensed combined financial information. See Note 5D for further details.

NOTE 3—ESTIMATED PURCHASE PRICE CONSIDERATION

The estimated purchase price allocation set forth in this Note 3 is based upon an estimated purchase price using the closing price of Concentrix common stock on July 10, 2023. If the closing price of a share of Concentrix common stock on the date the Transaction is completed has increased or decreased by 35% from the price assumed in these Unaudited Pro Forma Financial Statements, the consideration transferred would increase or decrease by approximately $438,429, which would be reflected in these Unaudited Pro Forma Financial Statements as an increase or decrease to estimated goodwill.

The estimated purchase price consideration, together with a sensitivity analysis for the range of potential outcomes based upon recent variations in the trading price of Concentrix common stock, is calculated as follows:

		Estimated purchase consideration
		Assuming issuance of Closing Shares based on closing price on July 10, 2023	Assuming decrease in trading price of Concentrix common stock based on historical volatility percentage	Assuming increase in trading price of Concentrix common stock based on historical volatility percentage
Closing price per share of Concentrix common stock on July 10, 2023	[a]	$84.28	$84.28	$84.28
Assumed share price of Concentrix common stock based on historical 35% volatility	[b]	$84.28	$54.78	$113.78
Number of Closing Shares issued	[c]	14,862	14,862	14,862
Aggregate value of Closing Shares issued	[d=b*c]	$1,252,569	$814,140	$1,690,998
Cash payable to Webhelp Parent stockholders (1)	[e]	410,640	410,640	410,640
Note payable to Webhelp Parent stockholders (2)	[f]	727,650	727,650	727,650
Estimated repayment of Webhelp Parent debt that will be paid upon close of the transaction (3)	[g]	1,923,544	1,923,544	1,923,544
Earnout Shares (4)	[h]	74,571	74,571	74,571
Aggregate purchase consideration	[i=e+f+g+h]	$4,388,974	$3,950,545	$4,827,403
Stock consideration attributed to par at $0.0001 par value	[j=c*$.0001]	$1.49	$1.49	$1.49
Balance of stock consideration to additional paid in capital	[k=d-j]	$1,252,568	$814,139	$1,690,997

(1)
Represents the €500,000 cash payment translated to USD at an exchange rate of 1.0905 and adjusted for a) Webhelp Parent’s net debt as of March 31, 2023 in comparison to the target net debt of €1,550,000 and b) Company Leakage, as defined in the Share Purchase and Contribution Agreement, based on Webhelp Parent’s estimated transaction expenses.

(2)	Represents the fair value of the €700,000 Sellers’ Note translated to USD at an exchange rate of 1.0905.
(3)
Represents estimated repayment of Webhelp Parent senior loan debt that will be paid upon close of the Transaction based on the outstanding balance as of March 31, 2023. Includes the current and long-term portions of the senior loan debt.

(4)
The contingently issuable Earnout Shares represent the right to earn an additional 750 shares of Concentrix common stock if the share price of Concentrix common stock reaches $170.00 per share within seven years from the Closing Date (based on daily volume weighted average prices measured over a specified period).  The estimated fair value of this contingent consideration was determined using a Monte-Carlo simulation model. The inputs include the closing price of Concentrix common stock as of the valuation date, Concentrix-specific historical equity volatility, and the risk-free rate.

The estimated purchase price consideration assumes that all Closing Shares will be newly issued shares. However, Concentrix may issue treasury shares for a portion of the Closing Shares.

NOTE 4—PRELIMINARY PURCHASE PRICE ALLOCATION

Under the acquisition method of accounting, the total purchase price is allocated to the tangible and identifiable intangible assets acquired and liabilities assumed based on their estimated fair values as of the date of the Transaction. The pro forma purchase price allocation below is based on preliminary estimates of fair value as of July 10, 2023, using the historical balance sheet of Webhelp Parent as of March 31, 2023. As of the date of these Unaudited Pro Forma Financial Statements, Concentrix has not completed the detailed valuation studies necessary to arrive at the required estimates of the fair value of Webhelp Parent’s assets to be acquired and the liabilities to be assumed and the related allocations of purchase price. Therefore, the allocation of the purchase price to acquired intangible assets is based on preliminary fair value estimates and is subject to final management analysis, with the assistance of third-party valuation advisors, following the completion of the Transaction. The estimated intangible asset values and their useful lives could be affected by a variety of factors that may become known to Concentrix only upon access to additional information and/or changes in these factors that may occur prior to the Closing Date of the Transaction.

The following table sets forth a preliminary allocation of the estimated purchase price to identifiable net assets to be acquired and liabilities to be assumed. The excess of the estimated purchase consideration over the preliminary net tangible assets and preliminary intangible assets was recorded as goodwill:

Estimated fair value
Purchase consideration (see Note 3)	$4,388,974

Estimated purchase price allocation:
Historical book value of Webhelp Parent equity excluding non-controlling interest	1,617,010
Less:
Elimination of historical Webhelp Parent goodwill	(2,302,146)
Elimination of historical Webhelp Parent intangible assets	(829,821)
Elimination of Webhelp Parent debt that will be paid upon close of Transaction	1,923,544
Elimination of Webhelp Parent debt issuances costs related to debt that will be paid upon close of Transaction	(28,732)
Elimination of deferred taxes on historical Webhelp Parent intangible assets	166,899
Add:
Preliminary value of identifiable intangible assets	2,207,000
Deferred tax impact of identifiable intangible assets	(540,715)
Preliminary estimate of fair value of identifiable net assets acquired	2,213,039
Preliminary estimate of goodwill	$2,175,935

The Unaudited Pro Forma Financial Statements reflect a preliminary allocation of the purchase price to identifiable assets and liabilities and unless otherwise noted in Note 5, fair values are assumed to approximate historical book values as of March 31, 2023. The remaining unallocated purchase price was allocated to goodwill. The final purchase price allocations, which will be based on third-party valuations, may result in different allocations for tangible and intangible assets than presented in these Unaudited Pro Forma Financial Statements, and those differences could be material.

NOTE 5—PRO FORMA ADJUSTMENTS

The following sets forth the pro forma adjustments recorded to prepare the Unaudited Pro Forma Financial Statements:

A.          The unaudited pro forma condensed combined balance sheet has been adjusted as indicated below to record the effects of the incurrence of indebtedness to finance the Transaction. To provide the debt financing required by Concentrix to consummate the Transaction, Concentrix entered into a commitment letter dated March 29, 2023 (the “Bridge Commitment Letter,” and the commitments pursuant to the Bridge Commitment Letter, the “Bridge Facility”), under which certain financing institutions committed to provide a 364-day bridge loan facility in an aggregate principal amount of $5,290,000 consisting of (i) a $1,850,000 tranche of term bridge loans, (ii) a $1,000,000 tranche of revolving commitments and (iii) a $2,440,000 tranche of term bridge loans, each subject to the satisfaction of certain customary closing conditions, including the consummation of the combination. On April 21, 2023, (i) the $1,850,000 commitment with respect to the term loan amendment bridge facility and the $1,000,000 commitment with respect to the revolving amendment bridge revolving facility were each reduced to zero, and (ii) the $2,440,000 commitment with respect to the term loan acquisition bridge facility was reduced by approximately $294,702, in each case, in connection with Concentrix entering into an Amendment and Restatement Agreement with the lenders party thereto, JPMorgan Chase and Bank of America, N.A, in order to amend and restate Concentrix’ prior credit agreement (as amended and restated, the “Restated Credit Agreement”). In connection with the Bridge Facility, Concentrix paid fees of $17,005 during the three months ended May 31, 2023. Concentrix estimates that it will pay approximately $4,603 of additional financing fees associated with the Bridge Facility.

The Restated Credit Agreement provides for the extension of a senior unsecured revolving credit facility not to exceed an aggregate principal amount of $1,042,500. The Restated Credit Agreement also provides for a senior unsecured term loan facility in an aggregate principal amount not to exceed approximately $2,144,700, of which $1,850,000 is outstanding and approximately $294,702 is available to be drawn on a delayed draw basis (the “Delayed Draw Term Loans”), subject to customary conditions, concurrent with closing of the Transaction. Concentrix incurred debt issuance costs related to the Restated Credit Agreement of $3,369, including $1,102 allocated to the revolving credit facility that were capitalized as an asset and $2,267 allocated to the term loan facility that were netted against the debt and are recorded on the Concentrix balance sheet as of May 31, 2023.

Concentrix intends to issue senior unsecured notes in lieu of utilizing the remaining Bridge Facility commitments, which are syndicated to a number of financial institutions. The unaudited pro forma condensed combined balance sheet assumes that senior unsecured notes of $2,150,000 are issued at, or near, the Closing Date of the Transaction with varying maturities, with an assumed weighted average interest rate of 6.175%, including estimated debt issuance costs. The unaudited pro forma condensed combined balance sheet also assumes that Concentrix will incur additional indebtedness of $294,702 by drawing on the Delayed Draw Term Loans. The Delayed Draw Term Loans have an assumed weighted-average interest rate of 2.93% for the year-ended November 30, 2022 and 6.30% for the six months ended May 31, 2023.

Amount
Cash proceeds from senior unsecured notes planned to be issued	$2,150,000
Cash proceeds from Delayed Draw Term Loans to be incurred	294,702
Debt discount and issuance costs on senior unsecured notes planned to be issued	(16,500)
Financing expenses for Bridge Facility	(4,603)
Less cash paid to:
Webhelp Parent stockholders (1)	(410,640)
Webhelp Parent debt holders (1)	(1,923,544)
$89,415

(1)	See further details in Note 3. Note the cash paid to Webhelp Parent debt holders includes the current and long-term portions of the debt to be paid off in connection with the close of the Transaction.

B.          To eliminate Webhelp Parent’s historical goodwill and record the preliminary estimate of goodwill as a result of the combination.

Amount
Preliminary estimate of goodwill	$2,175,935
Webhelp Parent’s historical goodwill	2,302,146
Net Adjustment	$(126,211)

C.          Upon completion of the Transaction, identifiable intangible assets are required to be measured at fair value, and these acquired intangible assets could include assets that are not intended to be used or sold or that are intended to be used in a manner other than their highest and best use. The fair value of identifiable intangible assets is determined primarily using variations of the “income approach,” which is based on the present value of the future after-tax cash flows attributable to each identifiable intangible asset. Other valuation methods, including the market approach and cost approach, are also considered in estimating the fair value. As of the date of these Unaudited Pro Forma Financial Statements, Concentrix does not have sufficient information as to the amount, timing and risk of the cash flows from all of Webhelp Parent’s identifiable intangible assets to determine their fair value. Some of the more significant assumptions inherent in the development of intangible asset values, from the perspective of a market participant, include, but are not limited to: the amount and timing of projected future cash flows (including revenue and profitability); the discount rate selected to measure the risks inherent in the future cash flows; the assessment of the asset’s life cycle; and the competitive trends impacting the asset. However, for purposes of these Unaudited Pro Forma Financial Statements and using historical acquisition experience, economic factors and available information, such as historical revenues, Webhelp Parent’s cost structure and certain other high-level assumptions, the fair value of Webhelp Parent’s identifiable intangible assets and their weighted-average useful lives have been preliminarily estimated as follows:

	Webhelp Parent historical amounts, net	Estimated fair value	Increase/decrease	Estimated amortization (Fiscal year ended November 30, 2022)	Estimated amortization (Six months ended May 31, 2023)	Estimated weighted average useful life (years)
Customer relationships	$660,450	$2,068,000	$1,407,550	$226,689	$142,215	15.0
Trade name	161,717	115,000	(46,717)	38,333	19,167	3.0
Technology	7,654	24,000	16,346	4,800	2,400	5.0
Total estimated intangible assets	$829,821	$2,207,000	$1,377,179	$269,822	$163,782
Elimination of historical amortization of Webhelp Parent’s intangible assets				59,720	31,157
Total increase in amortization of intangible assets				$210,102	$132,625

Amortization of the identifiable intangible assets is recorded in selling, general and administrative expenses. Amortization expense for customer relationships intangible assets will be recorded on an accelerated basis that reflects the economic benefit of the asset. The following represents the estimated amortization expense for these customer relationships intangible assets’ impact to operating results for the next five years:

Fiscal years ending November 30,
2022	$226,689
2023	284,430
2024	258,767
2025	221,342
2026	189,264
Total	$1,180,492

These preliminary estimates of fair value and weighted-average useful life may be different from the amounts included in the final combination accounting, and the difference could have a material impact on these Unaudited Pro Forma Financial Statements. Once Concentrix has full access to information about Webhelp Parent’s intangible assets, additional insight may be gained that could impact (i) the estimated total value assigned to identifiable intangible assets and/or (ii) the estimated weighted-average useful life of each category of intangible assets. The estimated intangible asset values and their useful lives could be impacted by a variety of factors that may become known to Concentrix only upon access to additional information and/or by changes in such factors that may occur prior to completion of the Transaction. These factors include, but are not limited to, changes in the regulatory, legislative, legal, technological or competitive environments. Increased knowledge about these and other elements could result in changes to the estimated fair values of the identifiable Webhelp Parent intangible assets or to the estimated weighted-average useful lives that Concentrix has assumed in these Unaudited Pro Forma Financial Statements. The combined effect of any such changes could then also result in a significant increase or decrease to Concentrix’ estimate of associated amortization expense.

D.          Reclassifications have been made to the presentation of Webhelp Parent’s historical financial statements in order to conform to Concentrix’ presentation as follows:

		As of March 31, 2023
Webhelp Parent Historical Consolidated Balance Sheet Line Items	Concentrix Historical Consolidated Balance Sheet Line Items	Webhelp Parent Historical in IFRS (€)	Reclassification Adjustments and IFRS to U.S. GAAP Adjustments	Notes	Webhelp Parent Reclassified and in U.S. GAAP (€)	Webhelp Parent Reclassified and in U.S. GAAP ($), (g)
ASSETS	ASSETS
Current assets:	Current assets:
Cash	Cash and cash equivalents	€147,141	€—		€147,141	$160,452
Restricted cash		203,313	(203,313)	(b)	—	—
Trade and related receivables	Accounts receivable, net	479,780	—		479,780	523,183
Inventories and work in progress		4,294	(4,294)	(a)	—	—
Tax and employee related receivables		119,304	(119,304)	(a)	—	—
Other current assets	Other current assets	87,820	326,911	(a), (b)	414,731	452,250
Total current assets	Total current assets	1,041,652			1,041,652	1,135,885
Property, plant, and equipment	Property and equipment, net	227,974	50,266	(c)	278,240	303,411
Right of use assets		278,661	(278,661)	(d)	—	—
Goodwill	Goodwill	2,111,160	—		2,111,160	2,302,146
Other intangible assets	Intangible assets, net	815,759	(54,780)	(c)	760,979	829,821
Deferred tax assets	Deferred tax assets	11,442	—		11,442	12,477
Other financial assets	Other assets	27,367	283,175	(d)	310,542	338,635
Total assets	Total assets	€4,514,015			€4,514,015	$4,922,375

Liabilities and stockholders’ equity	Liabilities and stockholders’ equity
Current liabilities:	Current liabilities:
Trade and related payables	Accounts payable	€127,105	$—		€127,105	$138,604
Current financial liabilities	Current portion of long-term debt	31,342	(19,071)	(d), (e)	12,271	13,381
Current lease liabilities		61,493	(61,493)	(d)
Bank overdrafts		312	(312)	(a)
Current provisions		22,604	(22,604)	(a)	—	—
	Accrued compensation and benefits		166,634	(a)	166,634	181,709
Tax and social security payables	Other accrued liabilities	317,928	168,616	(a)	486,544	530,559
Other current liabilities		260,551	(260,551)	(a)	—	—
	Income taxes payable		28,781	(a)	28,781	31,385
Total current liabilities	Total current liabilities	821,335			821,335	895,638
Non-current financial liabilities	Long-term debt, net	1,741,336	—		1,741,336	1,898,866
Non-current provisions	Other long-term liabilities	16,981	310,814	(d)	327,795	357,448
Non-current lease liabilities		250,614	(250,614)	(d)
Other non-current liabilities		60,200	(60,200)	(a)	—	—
Deferred tax liabilities	Deferred tax liabilities	139,554	—		139,554	152,179
Total liabilities	Total liabilities	3,030,020			3,030,020	3,304,131

Stockholders’ equity:	Stockholders’ equity:
	Preferred stock
Share capital	Common stock	13,599	—		13,599	14,829
Share premium and reserves	Additional paid-in capital	1,454,582	(128,790)	(f)	1,325,792	1,445,730
Treasury stock
Profit (loss) for the year	Retained earnings	14,682	(975)	(f)	13,707	14,948
	Accumulated other comprehensive loss		129,765	(f)	129,765	141,503
Non-controlling interest		1,132	—		1,132	1,234
Total shareholder’s equity	Total stockholders’ equity	1,483,995			1,483,995	1,618,244
Equity and liabilities	Total liabilities and stockholders’ equity	€4,514,015			€4,514,015	$4,922,375

(a)-	Reclassifications of balance sheet line items to condense the presentation of certain Webhelp Parent’s historical financial statements line items to conform to Concentrix’ presentation.
(b)-	Reclassification of restricted cash to other current assets to conform to Concentrix’ presentation.
(c)-	Reclassification of capitalized software costs to conform to Concentrix’ presentation.
(d)-	Reclassification of right-of use asset and related lease liabilities to conform to Concentrix’ presentation.
(e)-	Reclassification of accrued interest to conform to Concentrix’ presentation.
(f)-	Reclassification of accumulated comprehensive income to conform to Concentrix’ presentation.
(g)-	The Webhelp Parent’s reclassified balance sheet was translated to U.S. dollars using the closing foreign exchange rate of 1.0905 USD/euro on March 31, 2023.

Refer to note 5L for the calculation to present the combined six months ended March 31, 2023, which consists of the unaudited consolidated financial information of Webhelp Parent for the three months ended March 31, 2023 combined with the unaudited consolidated financial information of Webhelp Parent for the three months ended December 31, 2022.

		For the six months ended March 31, 2023
Webhelp Parent Historical Consolidated Income Statement Line Items	Concentrix Historical Consolidated Income Statement Line Items	Webhelp Parent Historical in IFRS (€) (5J)	Reclassification Adjustments and IFRS to U.S. GAAP Adjustments	Notes	Webhelp Parent Reclassified and in U.S. GAAP (€)	Webhelp Parent Reclassified and in U.S. GAAP ($), (d)
Revenues	Revenue	€1,359,255	—		€1,359,255	$1,423,251
	Cost of revenue		880,338	(a)	880,338	921,786
	Gross profit				478,917	501,465
	Selling, general and administrative expenses		353,173	(a)	364,754	381,927
			11,581	(b)
Other income		15,410	(15,410)	(a)	—	—
Purchases consumed and other external expenses		190,336	(190,336)	(a)	—	—
Taxes and duties		9,709	(9,709)	(a)	—	—
Personnel expenses		914,527	(914,527)	(a)	—	—
Amortization, depreciation and impairment and provision		86,879	(86,879)	(a)	—	—
Operating profit before other operating income and expenses		173,214
Other operating (income) and expenses		47,470	(47,470)	(a)	—	—
Operating profit	Operating income	125,744			114,163	119,538
Financing costs	Interest expense and finance charges, net	68,169	(11,581)	(b)	56,588	59,252
	Other expense (income), net		4,232	(c)	4,232	4,431
Loss on net monetary position		2,543	(2,543)	(c)	—	—
Other financial income		(81,833)	81,833	(c)	—	—
Other financial expense		83,522	(83,522)	(c)	—	—
Net financial expenses		72,401
Profit before taxes	Income before income taxes	53,343			53,343	55,855
Income tax	Provision for income taxes	17,560	—		17,560	18,387
Net profit	Net income before non-controlling interest	35,783			35,783	37,468
Net profit attributable to non-controlling interests	Less: Net income attributable to non-controlling interest	104	—		104	109
Net profit attributable to owners	Net income attributable to Concentrix Corporation	€35,679			€35,679	$37,359

(a)-	Represents a reclassification of Webhelp Parent’s historical operating expenses into cost of revenue and selling, general and administrative expenses to conform with Concentrix’ presentation.
(b)-
Represents an IFRS to U.S. GAAP adjustment to reclassify Webhelp Parent’s historical interest expense related to lease liabilities included in interest expense to selling, general and administrative expenses to conform to U.S. GAAP and Concentrix’ presentation.

(c)-
Represents a reclassification of Webhelp Parent’s historical expense to conform to Concentrix’ presentation. The majority of the reclassification relates to foreign exchange gains/losses that Concentrix classifies as other expense (income), net.

(d)-	The Webhelp Parent’s reclassified income statement was translated to U.S. dollars using the average foreign exchange rate of 1.0471 USD/euro for the six months ended March 31, 2023.

		For the year ended December 31, 2022
Webhelp Parent Historical Consolidated Income Statement Line Items	Concentrix Historical Consolidated Income Statement Line Items	Webhelp Parent Historical in IFRS (€)	Reclassification Adjustments and IFRS to U.S. GAAP Adjustments	Notes	Webhelp Parent Reclassified and in U.S. GAAP (€)	Webhelp Parent Reclassified and in U.S. GAAP ($), (d)
Revenues	Revenue	€2,485,310	—		€2,485,310	$2,618,656
	Cost of revenue		1,601,482	(a)	1,601,482	1,687,408
	Gross profit				883,828	931,248
	Selling, general and administrative expenses		668,190	(a)	686,653	723,495
			18,463	(b)
Other income		32,380	(32,380)	(a)	—	—
Purchases consumed and other external expenses		354,531	(354,531)	(a)	—	—
Taxes and duties		14,660	(14,660)	(a)	—	—
Personnel expenses		1,679,839	(1,679,839)	(a)	—	—
Amortization, depreciation and impairment and provision		163,289	(163,289)	(a)	—	—
Operating profit before other operating income and expenses		305,371
Other operating (income) and expenses		90,335	(90,335)	(a)	—	—
Operating profit	Operating income	215,036			197,175	207,753
Financing costs	Interest expense and finance charges, net	101,745	(18,463)	(b)	83,282	87,750
	Other expense (income), net		56,347	(c)	56,347	59,370
Loss on net monetary position		6,386	(6,386)	(c)	—	—
Other financial income		(62,034)	62,034	(c)	—	—
Other financial expense		111,393	(111,393)	(c)	—	—
Net financial expenses		157,490
Profit before taxes	Income before income taxes	57,546			57,546	60,633
Income tax	Provision for income taxes	18,382	—		18,382	19,368
Net profit	Net income before non-controlling interest	39,164			39,164	41,265
Net profit attributable to non-controlling interests	Less: Net income attributable to non-controlling interest	(190)	—		(190)	(200)
Net profit attributable to owners	Net income attributable to Concentrix Corporation	€39,354			€39,354	$41,465

(a)-	Represents a reclassification of Webhelp Parent’s historical operating expenses into cost of revenue and selling, general and administrative expenses to conform with Concentrix’ presentation.
(b)-
Represents an IFRS to U.S. GAAP adjustment to reclassify Webhelp Parent’s historical interest expense related to lease liabilities included in interest expense to selling, general and administrative expenses to conform to U.S. GAAP and Concentrix’ presentation.

(c)-
Represents a reclassification of Webhelp Parent’s historical expense to conform to Concentrix’ presentation. The majority of the reclassification relates to foreign exchange gains/losses that Concentrix classifies as other expense (income), net.

(d)-	The Webhelp Parent’s reclassified income statement was translated to the U.S. dollar using the average foreign exchange rate of 1.0537 USD/euro on December 31, 2022.

E.          Total preliminary estimated non-recurring acquisition-related transaction costs to be incurred by Concentrix and Webhelp Parent of approximately $82,500 in connection with the Transaction. These costs primarily relate to professional fees associated with advisory services, legal services, regulatory filings and combination activities. The unaudited pro forma condensed combined balance sheet as of May 31, 2023 has been adjusted to record these estimated acquisition-related costs as an increase of $82,500 in other accrued liabilities. A corresponding tax benefit of $17,250 has been recorded in income taxes payable. The expense net of the tax benefit has been recorded as a decrease in retained earnings.

F.          As of the completion of the Transaction, Concentrix will establish net deferred tax liabilities and make other tax adjustments as part of the accounting for the Transaction, primarily related to estimated fair value adjustments for identifiable intangible assets. Deferred taxes are recognized for the temporary difference between assigned values in the purchase price allocation and the carryover tax bases of assets acquired and liabilities assumed. The pro forma adjustments to record the effect of deferred taxes were computed as follows:

Estimated fair value of intangible assets to be acquired	$2,207,000
Deferred tax liabilities associated with the estimated fair value of identifiable intangible assets to be acquired (1)	540,715
Pro forma adjustments to deferred taxes
Elimination of deferred taxes on historical Webhelp Parent intangible assets	(166,899)
Deferred taxes associated with the estimated fair value adjustments of assets to be acquired and liabilities to be assumed	$373,816

(1)	Concentrix assumed a 25% tax rate when estimating the deferred tax impacts of the Transaction, which is based on the applicable statutory rate as of the assumed Closing Date.

G.           The unaudited pro forma condensed combined balance sheet has been adjusted to eliminate Webhelp Parent’s historical shareholders’ equity accounts.

H.          The unaudited pro forma statements of operations have been adjusted to record estimated additional interest expense related to the assumed Delayed Draw Term Loans borrowings of $294,702, the assumed senior unsecured notes borrowings of $2,150,000 and the Sellers’ Note of €700,000 to be issued in connection with the Transaction (see Note 5(A)).  The Delayed Draw Term Loans borrowings have an assumed average interest rate of 2.93% for the year-ended November 30, 2022 and 6.30% for the six months ended May 31, 2023. The weighted average interest rate on the senior unsecured notes expected to be issued is assumed to be 6.175%, including debt issuance costs. The interest rate on the Sellers’ Note has an interest rate of 2.00% per year. The discount on the Sellers’ Note based on the fair value in comparison to the face value is also being amortized through interest expense.   Concentrix recorded expense of $10,930 in the three months ended May 31, 2023 related to the Bridge Facility. The Company estimates remaining financing expenses associated with the Bridge Facility of $10,678, including an estimate of $4,603 of additional fees to be paid, and these expenses have been included in the combined statement of operations for the year ended November 30, 2022.  Concentrix also estimates a reduction in interest expense to eliminate Webhelp Parent’s historical interest costs associated with Webhelp Parent’s debt assumed to be settled as part of the Transaction.

	Year Ended	Six Months Ended
	November 30, 2022	May 31, 2023
Additional interest expense associated with senior unsecured notes to be issued to finance the Transaction	$132,737	$66,369
Additional interest expense associated with Delayed Draw Term Loan Borrowings	10,133	9,599
Additional interest expense associated with Sellers’ Note	14,174	7,301
Financing expenses associated with Bridge Facility	10,678	—
Elimination of historical interest expense associated with Webhelp Parent’s debt that will be paid upon close of the Transaction	(86,104)	(57,678)
Total estimated increase in interest expense	$81,618	$25,591

The effect on pre-tax net income of a 1/8% variance in interest rate related to the Delayed Draw Term Loan and the senior unsecured notes borrowings that are expected to finance the combination, in part, is as follows:

	Pre-tax net income given a 1/8% decrease in interest rate	Pre-tax net income assuming no change in interest rate	Pre-tax net income given a 1/8% increase in interest rate
For the six months ended May 31, 2023	$115,641	$121,952	$128,263
For the year ended November 30, 2022	$279,993	$291,416	$302,839

I.          The unaudited pro forma statements of operations have been adjusted to reflect the aggregate pro forma income tax effect of the pro forma adjustments described above. Concentrix calculated a tax rate specific to each of the transaction adjustments using the applicable tax rate (i.e., U.S. or French federal statutory tax rates applicable to each period) related to each adjustment. This resulted in calculated tax rates of approximately 26% for the year ended November 30, 2022 and approximately 28% for the six months ended May 31, 2023, respectively, when estimating the tax impact of the Transaction. Concentrix excluded any state tax impacts as they are unknown as of the date of these Unaudited Pro Forma Financial Statements. Such unknown amounts are expected to be immaterial. The pro forma combined provision for income taxes does not reflect the amounts that would have resulted had Concentrix and Webhelp Parent filed consolidated income tax returns during the periods presented. The blended tax rates are estimates and do not take into account future income tax strategies that may be applied to the combined entity. The effective tax rate of the combined company could be significantly different depending upon post-combination activities of the combined company.

J.          Pro forma combined weighted average basic and diluted common shares outstanding for the year ended November 30, 2022 and the six months ended May 31, 2023 were calculated using the Concentrix weighted average basic and diluted common shares outstanding at those dates, together with the 14,862 Closing Shares, as follows:

	Year Ended	Six Months Ended
	November 30, 2022	May 31, 2023
Historical Concentrix weighted average number of common shares outstanding - basic	51,353	51,165
Number of Closing Shares	14,862	14,862
Pro forma combined weighted average number of common shares - basic	66,215	66,027
Concentrix historical stock options and restricted stock units	387	292
Pro forma combined weighted average number of common shares outstanding - diluted	66,602	66,319

The following table sets forth the computation of basic and diluted pro forma combined earnings per share (“EPS”) of Concentrix common stock for the periods indicated:

	Year Ended	Six Months Ended
	November 30, 2022	May 31, 2023
Basic pro forma combined earnings per common share
Pro forma combined net income	$199,690	$90,320
Less: pro forma combined net income allocated to participating securities	(2,369)	(1,229)
Pro forma combined net income attributable to common stockholders	$197,321	$89,091

Pro forma combined weighted-average number of common shares - basic	66,215	66,027

Basic pro forma earnings per Concentrix common share	$2.98	$1.35

Diluted pro forma combined earnings per common share:
Pro forma combined net income	$199,690	$90,320
Less: pro forma combined net income allocated to participating securities	(2,355)	(1,224)
Pro forma combined net income attributable to common stockholders	$197,335	$89,096

Pro forma combined weighted-average number of common shares - basic	66,215	66,027
Effect of dilutive securities:
Stock options and restricted stock units	387	292
Pro forma combined weighted-average number of common shares - diluted	66,602	66,319

Diluted pro forma combined earnings per Concentrix common share	$2.96	$1.34

K.          The Unaudited Pro Forma Financial Statements do not present a post-Transaction dividend per share amount. Concentrix currently pays a quarterly dividend on shares of Concentrix common stock and last paid a dividend on May 9, 2023 of $0.275 per share. Further, on June 28, 2023, the Company announced a cash dividend of $0.275 per share to stockholders of record as of July 28, 2023, payable on August 8, 2023. Under the terms of the Share Purchase and Contribution Agreement, during the period prior to completion of the Transaction, Concentrix’ ability to issue dividends other than its regular quarterly dividend is limited. The dividend policy of Concentrix following completion of the Transaction will be determined by the Concentrix board of directors.

L.          Webhelp Parent’s historical consolidated income statements for the three months ended December 31, 2022 and the three months ended March 31, 2023 have been combined in order to present the results of operations for the six months ended March 31, 2023 as follows:

	Three Months Ended	Three Months Ended	Six Months Ended
Webhelp Parent Historical Consolidated Income Statement Line Items	December 31, 2022	March 31, 2023	March 31, 2023
Revenues	€680,987	€678,268	€1,359,255
Other income	4,797	10,613	15,410
Purchases consumed and other external expenses	101,158	89,178	190,336
Taxes and duties	5,147	4,562	9,709
Personnel expenses	448,836	465,691	914,527
Amortization, depreciation and impairment and provision	46,240	40,639	86,879
Operating profit before other operating income and expenses	84,403	88,811	173,214
Other operating (income) and expenses	25,473	21,997	47,470
Operating profit	58,930	66,814	125,744
Financing costs	32,641	35,528	68,169
Loss of net monetary position	1,289	1,254	2,543
Other financial income	(62,352)	(19,481)	(81,833)
Other financial expense	56,505	27,017	83,522
Net financial expenses	28,083	44,318	72,401
Profit before taxes	30,847	22,496	53,343
Income tax	9,809	7,751	17,560
Net profit	21,038	14,745	35,783
Net profit attributable to non-controlling interests	(61)	165	104
Net profit attributable to owners	€21,099	€14,580	€35,679

NOTE 6—CERTAIN NON-GAAP PRO FORMA COMBINED FINANCIAL INFORMATION

In addition to disclosing financial results that are determined in accordance with Article 11, Concentrix has also disclosed below:

●
non-GAAP pro forma combined operating income, which is pro forma operating income, adjusted to exclude acquisition-related and integration expenses, including related restructuring costs, amortization of intangible assets, share-based compensation and other non-recurring expenses.

●
non-GAAP pro forma combined adjusted earnings before interest, taxes, depreciation, and amortization, or adjusted EBITDA, which is non-GAAP pro forma operating income, as defined above, plus depreciation.

●
non-GAAP diluted pro forma combined EPS, which is diluted pro forma combined EPS excluding the per share, tax effected impact of (i) acquisition-related and integration expenses, (ii) amortization of intangible assets (iii) share-based compensation, and (iv) transformation project and other costs.

Management believes that providing this additional information is useful to the reader to better assess and understand the combined entity’s base operating performance and for planning and forecasting in future periods, primarily because management typically monitors the business adjusted for these items in addition to GAAP results. Management also uses these non-GAAP financial measures to establish operational goals and, in some cases, for measuring performance for compensation purposes.

These non-GAAP pro forma financial measures exclude amortization of intangible assets. Concentrix’ historical acquisition activities and this combination have and will result in the recognition of intangible assets, which consist primarily of client relationships, technology and trade names. Finite-lived intangible assets are amortized over their estimated useful lives and are tested for impairment when events indicate that the carrying value may not be recoverable. The amortization of intangible assets is reflected in the pro forma condensed combined statements of operations. Although intangible assets contribute to revenue generation, the amortization of intangible assets does not directly relate to the services performed for clients. Additionally, intangible asset amortization expense typically fluctuates based on the size and timing of acquisition activity. Accordingly, management believes that excluding the amortization of intangible assets, along with the other non-GAAP adjustments, which neither relate to the ordinary course of the business nor reflect the underlying business performance, enhances management’s and investors’ ability to compare the pro forma financial information with past financial performance and to analyze underlying business performance and trends. Intangible asset amortization excluded from the related non-GAAP pro forma financial measure represents the entire amount recorded within these pro forma financial statements, and the revenue generated by the associated intangible assets has not been excluded from the related non-GAAP pro forma financial measure. Intangible asset amortization is excluded from the related non-GAAP pro forma financial measure because the amortization, unlike the related revenue, is not affected by operations of any particular period unless an intangible asset becomes impaired or the estimated useful life of an intangible asset is revised. These non-GAAP pro forma financial measures also exclude share-based compensation expense. Given the subjective assumptions and the variety of award types that companies can use when calculating share-based compensation expense, management believes this additional information allows investors to make additional comparisons between these pro forma financial measures, Concentrix’ operating results and those of our peers.

As these non-GAAP pro forma combined financial measures are not calculated in accordance with Article 11, they may not necessarily be comparable to similarly titled measures employed by other companies. These non-GAAP pro forma combined financial measures should not be considered in isolation or as a substitute for the comparable GAAP measures and should be used as a complement to, and in conjunction with data presented in accordance with GAAP.

	Year ended		Six Months Ended
	November 30, 2022		May 31, 2023
	Historical Concentrix	Pro Forma Combined	Historical Concentrix	Pro Forma Combined
Operating income	$640,192	$555,343	$318,613	$305,526
Acquisition-related and integration expenses	33,763	125,430	12,976	13,709
Amortization of intangibles	162,673	432,495	78,686	242,468
Share-based compensation	47,516	54,997	27,943	32,290
Transformation project and other costs	—	18,755	—	13,477
Non-GAAP operating income	$884,144	$1,187,020	$438,218	$607,470

Non-GAAP operating margin	14.0%	13.3%	13.5%	13.0%

	Year ended		Six Months Ended
	November 30, 2022		May 31, 2023
	Historical Concentrix	Pro Forma Combined	Historical Concentrix	Pro Forma Combined
Net income	$435,049	$199,690	$166,720	$90,320
Net income attributable to non-controlling interest	591	391	—	109
Interest expense and finance charges, net	70,076	239,444	81,203	166,046
Provision for income taxes	169,363	91,335	57,593	31,523
Other (income) expense	(34,887)	24,483	13,097	17,528
Acquisition-related and integration expenses	33,763	125,430	12,976	13,709
Amortization of intangibles	162,673	432,495	78,686	242,468
Share-based compensation	47,516	54,997	27,943	32,290
Transformation project and other costs (1)	—	18,755	—	13,477
Depreciation	146,864	240,436	76,386	124,772
Adjusted EBITDA	$1,031,008	$1,427,456	$514,604	$732,242

Adjusted EBITDA margin	16.3%	16.0%	15.8%	15.7%

	Year Ended	Six Months Ended
	November 30, 2022	May 31, 2023
Diluted EPS (3)
Diluted pro forma combined EPS	$2.96	$1.34
Acquisition-related and integration expenses	1.86	0.20
Acquisition-related expenses included in interest expense and finance charges, net (1)	—	0.18
Acquisition-related expenses included in other expense (income), net (1)	—	0.18
Amortization of intangibles	6.42	3.61
Share-based compensation	0.82	0.48
Transformation project and other costs (2)	0.28	0.20
Income taxes related to the above (4)	(2.30)	(1.21)
Non-GAAP diluted pro forma combined EPS	$10.04	$4.98

(1)
Included in these amounts are a) bridge financing fees expensed and b) expenses associated with non-designated call option contracts put in place to hedge foreign exchange movements in connection with the Transaction that are included within interest expense and finance charges, net and other expense (income), net, respectively, in the combined statement of operations.

(2)	Includes Webhelp Parent real estate and systems transformation costs and other costs.

(3)
Diluted EPS is calculated using the two-class method. Unvested restricted stock awards granted to employees are considered participating securities. For purposes of calculating Diluted EPS, pro forma combined net income allocated to participating securities was approximately 1.2% and 1.4% of pro forma combined net income for the year ended November 30, 2022 and the six months ended May 31, 2023, respectively.

(4)	The tax effect of taxable and deductible non-GAAP adjustments was calculated assuming a blended tax rate of 25% for both the year ended November 30, 2022 and the six months ended May 31, 2023.